Exhibit 99.1

Medical Staffing Network Holdings Announces Results for the Second Quarter of 2003; Revenue Growth of 20% over Prior Year

    BOCA RATON, Fla.--(BUSINESS WIRE)--Aug. 6, 2003--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $137.5 million for the second quarter of 2003, which is an increase of 20.4% over revenues of $114.1 million for the second quarter of 2002. Income before discontinued operations for the second quarter of 2003 was $0.7 million, or $0.02 per diluted share, compared with $5.1 million, or $0.17 per diluted share, for the second quarter of 2002. Income before discontinued operations for the second quarter of 2003 is inclusive of the previously announced pre-tax charge of approximately $0.8 million related to the completion of the Company's restructuring initiative. Including the results of the Company's discontinued physician staffing business, net income was $0.3 million, or $0.01 per diluted share, for the second quarter of 2003 compared with $5.1 million, or $0.17 per diluted share, for the prior year second quarter.
    Commenting on the second quarter's results, Robert J. Adamson, chief executive officer of Medical Staffing Network Holdings, Inc., stated, "We are pleased to report that, in this difficult environment for healthcare staffing companies, the Company posted a 20% increase in revenues over the prior year quarter. The previously announced restructuring of our business operations was efficiently completed during the quarter with a minimal loss of revenues and is expected to be a catalyst for improved profitability for the balance of the year. The restructuring was necessary to adjust the infrastructure we had put in place to support multiple growth initiatives and reflects the near term softening in demand for our services. Our clients continue to suffer from adverse market conditions including weak admission levels. In an effort to improve their profitability, hospitals are attempting to reduce usage of temporary healthcare staff. We believe as general economic indicators show improvement and as hospitals exhaust traditional, short term alternatives to utilization of temporary healthcare employees, demand will strengthen for our services. The long term nature of the imbalance between the demand and supply for healthcare professionals remains a strong positive factor in supporting the growth of the temporary healthcare staffing industry.
    "While we are disappointed with our earnings for the second quarter, we now have the capacity to generate higher levels of income due to the restructuring. Medical Staffing Network continues to increase its market share in the nurse per diem segment of the temporary medical staffing industry. Despite slowing revenue growth, we fared significantly better than our competitors in retaining our revenue volumes. We are well positioned to resume our highly successful growth initiatives including our de novo nurse per diem, allied healthcare BiB, allied healthcare diversification and travel nurse programs when general market conditions improve. We look forward to demonstrating improved profitability in subsequent quarters."
    Gross profit increased to $29.5 million, or 1.7%, for the second quarter of 2003 from $29.0 million during the same period in 2002 as a result of the growth in revenues, partially offset by increased cost of services rendered. The gross margin of 21.5% for the second quarter of 2003 decreased from the gross margin of 25.4% for the second quarter of 2002. The decrease is attributable to the impact of higher compensation and other direct costs related to our healthcare professionals.
    Selling, general and administrative expenses increased to 16.2% of revenues in the second quarter of 2003 from 14.0% for the second quarter of 2002, due to the restructuring initiative completed during the quarter, the opening of 44 branch-in-branch ("BiB") locations in connection with the expansion of the BiB program prior to May 2003 and the eight acquisitions that the Company made from July 2002 through March 2003. Corporate and administrative expenses increased to 2.2% of revenues in the second quarter of 2003 compared with 1.6% for the second quarter of 2002, primarily due to increased infrastructure associated with the aforementioned acquisitions and expansion of the BiB program and increased costs associated with being a public company.
    For the six months ended June 29, 2003, revenues were $281.5 million, which is an increase of 30.3% over revenues of $216.1 million for the first half of 2002. Income before discontinued operations was $6.0 million, or $0.20 per diluted share, for the six months ended June 29, 2003, compared with $7.8 million, or $0.29 per diluted share, for the first six months of 2002. Net income including discontinued operations was $5.5 million, or $0.18 per diluted share, for the six months ended June 29, 2003, compared with $7.9 million, or $0.30 per diluted share, for the same prior year period.
    Gross profit increased to $64.1 million, or 16.6%, for the first half of 2003 from $54.9 million during the first half of 2002. The gross margin of 22.8% for the first half of 2003 decreased from the gross margin of 25.4% for the first half of 2002. The decrease is attributable to the impact of higher compensation and other direct costs related to our healthcare professionals.
    Selling, general and administrative expenses increased to 15.2% of revenues for the six months ended June 29, 2003, from 14.3% for the first six months of 2002, due to the restructuring initiative completed during the second quarter of 2003, the opening of 44 BiB locations in connection with the BiB program and the eight acquisitions that the Company made from July 2002 through March 2003. Corporate and administrative expenses increased to 1.9% of revenues in the second quarter of 2003 compared with 1.6% for the second quarter of 2002, primarily due to increased infrastructure associated with the aforementioned acquisitions and expansion of the BiB program and increased costs associated with being a public company.

    Earnings Guidance

    For the third quarter of 2003, the Company expects revenues of $133 to $136 million and to generate earnings of $0.09 to $0.11 per diluted share.
    For full year 2003, the Company expects to report income from continuing operations of $0.43 to $0.46 per diluted share on revenues of $555 to $570 million.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Thursday, August 7, 2003. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.companyboardroom.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.



                MEDICAL STAFFING NETWORK HOLDINGS, INC.
              Condensed Consolidated Statements of Income
           (unaudited; in thousands, except per share data)

                               Three Months Ended    Six Months Ended
                               ------------------  ------------------
                               June 29,  June 30,  June 29,  June 30,
                                 2003      2002       2003      2002
                               --------  --------  --------  --------

Service revenues               $137,455  $114,126  $281,468  $216,055
Cost of services rendered       107,963    85,137   217,405   161,117
                               --------  --------  --------  --------
   Gross profit                  29,492    28,989    64,063    54,938
                               --------  --------  --------  --------

Operating expenses:
 Selling, general
  and administrative             22,230    15,960    42,871    30,825
 Corporate and
  administrative                  3,089     1,781     5,388     3,447
 Depreciation and
  amortization                    1,701       991     3,325     1,843
                               --------  --------  --------  --------
   Total operating expenses      27,020    18,732    51,584    36,115
                               --------  --------  --------  --------

Income from operations            2,472    10,257    12,479    18,823
Interest expense, net             1,243     1,619     2,402     5,659
                               --------  --------  --------  --------

Income before provision
 for income taxes and
 discontinued operations          1,229     8,638    10,077    13,164
Provision for income taxes          492     3,542     4,030     5,399
                               --------  --------  --------  --------

Income before
 discontinued operations            737     5,096     6,047     7,765
Income (loss) from
 discontinued operations,
 net of taxes                      (402)       17      (506)      145
                               --------  --------  --------  --------

Net income                          335     5,113     5,541     7,910
Dividends on convertible
 preferred stock                   --         641      --       3,099
                               --------  --------  --------  --------

Income available to
 common stockholders               $335    $4,472    $5,541    $4,811
                               ========  ========  ========  ========

Basic income before
 discontinued operations          $0.02     $0.18     $0.20     $0.38
Discontinued operations,
 net of taxes                     (0.01)     --       (0.02)     0.01
                               --------  --------  --------  --------
Basic net income per share        $0.01     $0.18     $0.18     $0.39
                               ========  ========  ========  ========

Diluted income before
 discontinued operations          $0.02     $0.17     $0.20     $0.29
Discontinued operations,
 net of taxes                     (0.01)     --       (0.02)     0.01
                               --------  --------  --------  --------
Diluted net income per share      $0.01     $0.17     $0.18     $0.30
                               ========  ========  ========  ========

Weighted average common
 shares outstanding:
  Basic                          30,191    24,481    30,176    12,254
  Diluted                        30,668    29,927    30,915    25,948

Operating Statistics:
Hours worked
Related to
 continuing operations            3,229     3,063     6,779     5,954
Related to
 discontinued operations           --           5         1        11
                               --------  --------  --------  --------
Total healthcare
 professional hours worked        3,229     3,068     6,780     5,965
                               ========  ========  ========  ========

                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                   June 29,  Dec. 29,
                                                     2003      2002
                                                   --------  --------
                                                 (unaudited)

                                ASSETS

Current assets:
 Cash and cash equivalents                           $4,883    $4,595
 Accounts receivable, net                            92,126    93,780
 Other current assets                                10,991    10,221
                                                   --------  --------
   Total current assets                             108,000   108,596

Furniture, fixtures and office equipment, net        13,188    12,643
Goodwill, net                                       124,792   114,437
Other assets, net                                    11,842    12,407
                                                   --------  --------
   Total assets                                    $257,822  $248,083
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $2,669    $5,149
 Accrued payroll and related liabilities              8,599     9,366
 Current portion of long-term debt                   13,283     8,775
 Other current liabilities                            3,655     4,160
                                                   --------  --------
   Total current liabilities                         28,206    27,450

Long-term debt, net of current portion               71,119    69,225
Other long-term obligations                           6,959     5,740
                                                   --------  --------
   Total liabilities                                106,284   102,415

Total stockholders' equity                          151,538   145,668
                                                   --------  --------

Total liabilities and stockholders' equity         $257,822  $248,083
                                                   ========  ========

    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303